FOR IMMEDIATE RELEASE

SCOTT J. DUNCAN

FX Energy, Inc.

August 9, 2010

3006 Highland Drive, Suite 206

Salt Lake City, Utah 84106

(801) 486-5555 Fax (801) 486-5575

www.fxenergy.com

FX Energy Second Quarter Loss Widens After Non-Cash Charges;

But Sets First Half Records for Production, Revenues, Operating

Income and Cash Flow

Salt Lake City, August 9, 2010, – FX Energy, Inc. (NASDAQ: FXEN) today announced a net loss of $(22.1) million, or $(0.51) per share, for the quarter ended June 30, 2010.  Excluding a non-cash foreign currency exchange charge of $22.0 million, the Company would have recorded a second quarter nominal loss of $(0.1) million, or $(0.00) per share.  The results represent a significant improvement over the net loss, adjusted for foreign exchange gains, of $(2.7) million, or $(0.06) per share reported in the second quarter of 2009.

Increased Production and Prices Drive Revenues Higher

Higher second quarter production was the largest contributor to the Company’s improved second quarter results.  Total net oil and gas production tripled to 1,009 million cubic feet equivalent (Mmcfe) during the second quarter of 2010, compared to 328 Mmcfe during the 2009 quarter.  Total revenues more than doubled to $6.1 million during the second quarter of 2010 from $2.5 million during the same quarter of 2009.  The production increase was due to natural gas production in Poland from the Company’s Roszkow well, which began producing in September 2009.

Oil prices increased 33% over the year, averaging $67.12 per barrel in the second quarter of 2010, compared to $50.45 per barrel in the same quarter of 2009.  Gas prices during the second quarter of 2010 averaged $4.91 per Mcf, compared to $4.44 per Mcf during the same quarter of 2009, an increase of 11%.  Zloty denominated gas prices were slightly lower in the 2010 second quarter than in the same quarter of 2009, but the quarter-to-quarter stronger Polish zloty resulted in increased U.S. dollar prices.

Clay Newton, FX’s Vice President Finance, remarked, “It is unfortunate that the non-cash charges for intercompany foreign exchange accounting continue to mask our significant progress.  Nevertheless, our cash operating results and oil and gas production for the first half set several new positive records for us.  Excluding these non-cash charges, our earnings per share would have been a positive $0.04 compared to a loss of $(0.16) for last year’s first half results.  Our cash flow from operating activities rose a substantial $12.5 million.  These very positive results are not just improving our operating statement, but our balance sheet as well.  Our working capital jumped by 65% during the first half to $5.7 million, which enhances our ability to fund exploration.”

Six Month Results

The Company reported a net loss of $(21.2) million, or $(0.49) per share, for the first six months of 2010.  Excluding non-cash foreign currency exchange losses of $(23.0) million, the Company would have recorded net income for the first six months of 2010 of $1.8 million, or $0.04 per share, compared to a net loss, adjusted for foreign exchange losses, of $(6.6) million, or $(0.16) per share reported in the first six months of 2009.

Oil and gas revenues for the 2010 first six months were more than double those recorded during the same period of 2009.  The Company recognized oil and gas revenues of $11.5 million for the first six months of 2010, compared to $3.6 million for the same period of 2009.  Total revenues for the first six months of 2010 were $12.3 million, compared to $4.2 million in the first six months of 2009.  Natural gas production in Poland was 1,838 Mmcf during the first six months of 2010, compared to 516 Mmcf during the same period of 2009.

Oil prices increased 61% over the year, averaging $67.59 per barrel in the first half of 2010, compared to $42.08 per barrel in the same period of 2009.  Gas prices during the first half of 2010 averaged $5.15 per Mcf, compared to $4.38 per Mcf during the same period of 2009, an increase of 18%.  Zloty denominated gas prices were slightly lower in the 2010 first half than in the same period of 2009, but the stronger Polish zloty resulted in increased U.S. dollar prices.

Cash Flow and EBITDAX Set First Half Records; Non-cash Charges Continue to Vary

Net cash provided from operating activities of $5.0 million during the 2010 first half increased $12.5 million from the $(7.5) million of cash used in operating activities during the first half of 2009.  The Company also reported record first half 2010 earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX)(1).  EBITDAX during the first half of 2010 was $6.4 million, compared to $(1.0) million in the first half of 2009.  At June 30, 2010, the Company’s cash and investments were $7.1 million, with working capital of $5.7 million.

The non-cash foreign exchange charges of $23.0 million and $6.7 million for the first half of 2010 and 2009, respectively, are included in other income and expense.  The charges come primarily from recognition of gains and losses on intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash losses only, and could vary greatly depending upon future exchange rate fluctuations.

Earnings Conference Call Today, Monday, August 9, 2010 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2010 second quarter and first half results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-211-4495; International dial-in-number: 913-312-1389; Passcode: 6374864.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service debt.  EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles.  The table below reconciles EBITDAX with income from continuing operations as derived from the Company’s financial information.

EBITDAX:	Six Months Ended
	June 30, 2010	June 30, 2009
Net loss	$ (21,154)	$ (13,314)
Foreign exchange loss	22,967	6,680
Exploration expense	1,525	3,385
Depletion, depreciation and amortization	1,106	748
Interest expense, net	296	271
Other non-cash items	1,708	1,235
EBITDAX	$ 6,448	$ (995)

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$7,069	$4,225
Receivables:
Accrued oil and gas sales	2,265	2,875
Other receivables	358	918
Inventory	241	232
Other current assets	159	394
Total current assets	10,092	8,644

Property and equipment, at cost:
Oil and gas properties (successful efforts method)
Proved	27,584	32,700
Unproved	2,896	3,403
Other property and equipment	8,066	7,654
Gross property and equipment	38,546	43,757
Less accumulated depreciation, depletion and amortization	(10,662)	(11,466)
Net property and equipment	27,884	32,291

Other assets:
Certificates of deposit	406	406
Loan fees	602	729
Total other assets	1,008	1,135

Total assets	$38,984	$42,070

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

-Continued-

	June 30,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,108	$3,569
VAT payable	391	575
Accrued liabilities	1,890	1,048
Total current liabilities	4,389	5,192

Long-term liabilities:
Notes payable	25,000	25,000
Asset retirement obligation	1,101	1,133
Total long-term liabilities	26,101	26,133

Total liabilities	30,490	31,325

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of June 30, 2010, and December 31, 2009; no shares outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2010, and December 31, 2009; 43,260,517 and 43,262,456 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	43	43
Additional paid-in capital	161,931	160,594
Cumulative translation adjustment	28,304	10,738
Accumulated deficit	(181,784)	(160,630)
Total stockholders’ equity	8,494	10,745

Total liabilities and stockholders’ equity	$38,984	$42,070

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
Revenues:
Oil and gas sales	$ 5,515	$ 1,833	$ 11,543	$ 3,595
Oilfield services	578	633	722	653
Total revenues	6,093	2,466	12,265	4,248

Operating costs and expenses:
Lease operating expenses	797	811	1,678	1,558
Exploration costs	1,162	1,265	1,524	3,385
Property impairment	515	--	515	--
Oilfield services costs	441	437	610	618
Depreciation, depletion and amortization	532	374	1,106	748
Accretion expense	19	8	39	16
Stock compensation	351	444	703	883
General and administrative	2,253	1,670	3,981	3,402
Total operating costs and expenses	6,070	5,009	10,156	10,610

Operating income (loss)	23	(2,543)	2,109	(6,362)

Other income (expense):
Interest income (expense), net and
other income (expense)	(145)	(137)	(296)	(272)
Foreign exchange gain (loss)	(21,961)	13,770	(22,967)	(6,680)
Total other income (expense)	(22,106)	13,633	(23,263)	(6,952)

Net income (loss)Net loss	(22,083)	11,090	(21,154)	(13,314)

Other comprehensive income (loss)
Foreign currency translation adjustment	16,808	(10,983)	17,566	4,378
Comprehensive income (loss)	$ (5,275)	$ 107	$ (3,588)	$ (8,936)

Net income (loss) per common share
Basic	$ (0.51)	$ 0.26	$ (0.49)	$ (0.31)
Diluted	$ (0.51)	$ 0.26	$ (0.49)	$ (0.31)
Weighted average common shares outstanding
Basic	43,260	42,451	43,238	42,424
Dilutive effect of stock options	-	153	-	-
Diluted	43,260	42,604	43,238	42,424

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(21,154)	$(13,314)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	1,106	748
Accretion expense	39	16
Amortization of bank fees	121	92
Property impairment	515	--
Stock compensation	703	883
Foreign exchange losses	22,923	5,410
Common stock issued for services	635	724
Increase (decrease) from changes in working capital items:
Receivables	743	509
Inventory	(9)	(9)
Other current assets	235	195
Other assets	--	(122)
Accounts payable and accrued liabilities	(832)	(2,623)
Net cash provided by (used in) operating activities	5,025	(7,491)

Cash flows from investing activities:
Additions to oil and gas properties	(901)	(4,064)
Additions to other property and equipment	(543)	(545)
Additions to marketable securities	--	(10)
Proceeds from maturities of marketable securities	--	4,398
Net cash used in investing activities	(1,444)	(221)

Cash flows from financing activities:
Payments on loan related to auction rate securities	--	(2,709)
Net cash used in financing activities	--	(2,709)

Effect of exchange-rate changes on cash	(737)	4

Net increase (decrease) in cash	2,844	(10,417)
Cash and cash equivalents at beginning of year	4,225	16,588

Cash and cash equivalents at end of period	$7,069	$6,171